CERTIFICATE OF TRUST
                                       OF
                       THE PRUDENTIAL INSTITUTIONAL FUND

      This Certificate of Trust of The Prudential Institutional Fund, a business trust (hereafter called the "Business Trust"), executed by the undersigned trustee and filed under and in accordance with the provisions of the Delaware Business Trust Act (12 Del. C. ss.ss. 3801 et seq.), sets forth the following:

      FIRST: The name of the Business Trust is The Prudential Institutional
Fund.

      SECOND: As required by 12 Del. Code ss.ss. 3807(b)(1) and 3807(b)(2), the name and business address of the Business Trust's Registered Agent for Service of Process and the address of the Business Trust's Registered Office are:

                                                  Address of Business Trust's
                                                  Registered Office and
                                                  Business Address of
Registered Agent                                  Registered Agent
----------------                                  ------------------------------

The Corporation Trust Company                     1209 Orange Street
                                                  Wilmington, Delaware 19801

      The name and business address of the sole trustee of the Business Trust is as follows:

Name                                              Business Address
----                                              ----------------

Mark R. Fetting                                   22 Prudential Plaza
                                                  751 Broad Street
                                                  Newark, New Jersey
                                                   07102

      THIRD: The nature of the business or purpose or purposes of the Business Trust as set forth in its governing instrument is to conduct, operate and carry on the business of a management investment company registered under the Investment Company Act of 1940, as amended, through one or more series of shares of beneficial interest, investing primarily in securities.

      FOURTH: The trustee of the Business Trust, as set forth in its governing instrument, reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

      FIFTH: This Certificate of Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Prudential Institutional Fund, has duly executed this Certificate of Trust as of this 11th day of May, 1992.


                                                      /s/ Mark R. Fetting
                                                      -----------------------
                                                      Mark R. Fetting


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